                             VERTEX INDUSTRIES, INC.

                                 23 Carol Street

                       Clifton, New Jersey 07014-0996

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                 Wednesday, January 21, 1998 at 10:00 A.M.

To the Stockholders:

The Annual Meeting of Stockholders of Vertex Industries, Inc. ("the Company") will be held at the Clifton Ramada Hotel, 265 Route 3 East, Clifton, New Jersey, on Wednesday, January 21, 1998 at 10:00 A.M., for the following purposes:

1.	To elect five directors for the ensuing one year term (Page 2 of proxy statement);

2.	To amend the Company's Incentive Stock Option Plan to increase the number of shares of Common Stock available under such plan from 1,500,000 shares to 2,000,000 shares (Page 7).

3.	To act upon the ratification of the selection by the Board of
        Directors of Arthur Andersen LLP as independent auditors
        (Page 10).

4. To transact any other business which properly may be brought before the meeting (page 10).

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on December 3, 1997 will be entitled to vote at the meeting.

                                      By order of the Board of Directors,


                                      s/Barbara H. Martorano
                                      Barbara H. Martorano
                                      Secretary

Clifton, New Jersey
December 5, 1997

                              YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the accompanying form of proxy to Securities Transfer Corporation, Box 701629, Dallas, Texas 75370 or fax to (972) 248-4797, Attn: Proxy Dept., so that if you are unable to attend the meeting, your shares may nevertheless be voted.

                               VERTEX INDUSTRIES, INC.
                                   PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Vertex Industries, Inc. (the "Company" or "Vertex") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on January 21, 1998.

The Company's principal executive office is located at 23 Carol
Street, Clifton, New Jersey 07014-0996. The approximate date on which this Proxy Statement is first being sent to stockholders is December 22, 1997.

You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications for, (i) the election of directors nominated herein for one year, (ii) the increase of the Company's Incentive Stock Option Plan from 1,500,000 shares to 2,000,000 shares,
(iii) the proposal to ratify the selection of Arthur Andersen LLP as independent auditors for the fiscal year ending July 31, 1998.

Holders of record of shares of Common Stock, par value $.005 per share, ("Common Stock") of the Company at the close of business on December 3, 1997 will be entitled to one vote per share. The Common Stock will be voted together as one class. On December 3, 1997, there were approximately 5,135,107 outstanding shares of Common Stock of the Company. Other than the Common Stock, there are no other voting securities outstanding.

                           ELECTION OF DIRECTORS

At the Annual Meeting, five directors are to be elected to serve for a term of one year or until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

The table below presents information as of November 30, 1997 on the nominees for election as directors of the Company for a one year term expiring in 1999:

                           Principal Occupation/                              Director         Other
Name                       Business Experience                    Age          Since       Directorships
James Q. Maloy             Chairman of Vertex (from 1974           65          1974            --
                           to date), CEO (from 1983 to
                           1/17/96 and President
                           (from 1983 to 7/31/95).

Ronald C. Byer             President of Vertex (from to            64          1976            --
                           7/31/97 to date), Vice President
                           of Marketing nd Sales of Vertex
                           (from 1979 to 7/31/95), Treasurer
                           thereof (from 1983 to 1/17/96).
                           Executive Vice President (from
                           1985 - 7/31/95)


Wilbur Highleyman          Chairman of NetWeave Corp.              64          1985      NetWeave Corp.
                           (from 1993 to date), Chairman                                 NetWeave (Europe) Limited,
                           of The Sombers Group (from 1992                               The Sombers Group
                           to date), Chairman of Mini-Data                               Mini-Data Services, Inc.
                           Services, Inc. (from 1969 to 1991).                           Science Dynamics, Inc.


George Powch               President & CEO of Huber + Suhner       48          1987            --
                           (North America) Inc., Vice President
                           of CINCH Connectors, Division of
                           Labinal Components & Systems, Inc.
                           (1993 to 1995). President of
                           BFI-IBEXSA International, (from 1987
                           to 1993), President of Diffracto Ltd.
                           (from 1984 to 1986).  General Manager
                           and other positions with Bendix Corp.
                           (1974 to 1983)

Irwin Dorros               Currently retired, Vice President of    68          1987            --
                           Bell Communications Research (from
                           1982 to 1993).  Assistant Vice
                           President of AT&T (from 1978 to 1982).

               OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

During 1997 the Board of Directors held 5 meetings and each incumbent director attended 100% of the meetings with the exception of one director who attended 60% of the meetings, and each director attended all meetings of the committees of the Board of Directors on which he served.

The Stock Option Committee, consisting of Messrs. Maloy and Byer, met twice in 1997. This Committee makes awards of stock options to Vertex employees under its incentive stock option plan. It is anticipated that both Messrs. Maloy and Byer will be re-appointed to such Committee. The Audit Committee, consisting of Messrs. Highleyman, Powch and Dorros, met twice fiscal 1997. It is expected that these individuals will be re-appointed to such Committee. Vertex does not have Nominating or Compensation Committees.

All directors hold office until the next Annual Meeting of Vertex or until their successors have been elected and qualified. Directors, who are not officers, receive $1,000/year compensation and are reimbursed for all related expenses.

                              EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended July 31, 1995, 1996 and 1997 of those persons who were, at July 31, 1997, executive officers of the Company earning annually $100,000 or more:

                           SUMMARY COMPENSATION TABLE
                                                                                  All Other
       Annual Compensation               Long-Term Compensation                 Compensation
   (a)          (b)         (c)        (d)         (e)         (f)        (g)        (h)         (i)
                                                  Other     Restricted                           All
Name and                                         Annual       Stock                  LTIP        Other
Principal                 Salary      Bonus   Compensation   Award(s)   Options/    Payouts  Compensation
Position       Year         ($)        ($)         ($)         ($)      SARs(#)       ($)        ($)
James Q.      1997      $ 54,571        -       $ 2,765         -          -           -          -
Maloy         1996      $ 56,502        -       $ 5,210         -          -           -          -
Chairman      1995      $ 96,852        -       $ 6,506         -          -           -          -

Ronald C.     1997      $115,000        -       $ 6,150         -          -           -          -
Byer          1996      $106,480        -       $ 6,055         -          -           -          -
CEO           1995      $  87,901       -       $ 6,506         -          -           -          -
President

(1)	  All Officers and non-union employees of Vertex are covered by a pension plan that is financed by voluntary employee and Company contributions.  See "401(k) Savings and
          Retirement Plan" and Note 8 of Notes to Financial Statements.

(2)	Messrs. Maloy and Byer are each provided with an automobile by the Company; a portion of which may represent the personal use thereof estimated at $2,500 per year and is excluded.

On November 13, 1995 Mr. Robert McLaughlin, Chief Financial Officer/Treasurer, was granted 50,000 stock options at an exercise price of $.75 which vest over five years and expire on November 13, 2005. These shares were granted under the Company's Incentive Stock Option Plan. Stock appreciation rights are not granted under the Incentive Stock Option Plan. The Company does not currently have in effect a Long-Term Incentive Plan ("LTIP") and, consequently, no such awards were granted to Vertex's executive officers in fiscal years covered above.

There were no unexercised options, under the incentive stock option plan, to purchase the Company's common stock in fiscal 1997 by the above named officers. On March 31, 1997 Mr. McLaughlin exercised an option for 10,000 shares of common stock.

The Company had no other executive officers other than Mr. Maloy, Mr. Byer, Mr. McLaughlin and Mrs. Martorano, Corporate Secretary.

The following directors of Vertex were granted qualified stock options in the amount specified opposite their names at exercise prices so indicated on the dates specified:

                                   Initial          Exercise
     Name of       Date of        Number of           Price      Options      Options
     Director       Grant    Option Shares (1)(3)   Per Option   Exercised   Exercisable
Wilbur Highleyman   6/11/97         10,000             1.00          --          --
                    1/20/93         40,000             4.25        8,000      32,000
Irwin Dorros        6/11/97         10,000             1.00          --          --
                    1/20/93         40,000             4.25        8,000      32,000
George Powch        6/11/97         10,000             1.00          --          --
                    1/20/93         40,000             4.25       16,000      24,000

(1) Adjusted for 2 for 1 stock split effective April 19, 1993.
(2) No options were granted to Directors in Fiscal 1996, and 1995.
(3) The above options were granted under the incentive stock option plan as discussed on page 6.

On May 19, 1993, Vertex entered into a three (3) year employment contract with Kevin R. Halloran, its Technical Director. Pursuant to the terms of this agreement, Mr. Halloran earned an annual base salary of $95,000, which increased by 3% on each November 6th from 1993 through 1995. Under this con-tract, Mr. Halloran received reimbursement for business expenses and normal group benefits available to other Company executives. This contract also provided Mr. Halloran with the grant of a 10 year non-qualified stock option agreement to purchase up to 300,000 shares of Vertex's common stock at an exercise price of $7.875 per share. Such options vested in 75,000 share increments on or after each November 6th from 1993 through 1996. Should the market price for the Company's common stock decline below the exercise price of the options, the Employee had the right to retire all unexercised options and have new ones granted to the extent of the number of unexpired options outstanding with a new exercise price at the then market price. On December 29, 1995 Mr. Halloran retired all unexercised options (300,000 options) and had new options granted at $.50, the market price of the common stock on December 29, 1995. On April 3, 1997 Mr. Halloran terminated his employment with the Company. The Company waived the 30 day termination clause on the above mentioned options.

                          INCENTIVE STOCK OPTION PLAN
     Under the Company's Incentive Stock Option Plan ("The Plan"), options to purchase a maximum of 1,500,000 shares of its Common Stock may be granted to officers and other key employees of the Company. Options granted under the Plan are intended to qualify as incentive stock options under the Economic Recovery Tax Act of 1981 (the "1981" Act) as amended.

The Plan is administered by the Board of Directors and a committee presently consisting of two members of the Board which determines which persons are to receive options, the number of shares that may be purchased under each option and the exercise prices. In the event an optionee voluntarily terminates his employment with the Company, he has the right to exercise his accrued options within 30 days of such termination. However, the Company may redeem any accrued options held by each optionee by paying him the difference between the option price and the then fair market value. If an optionee's employment is involuntarily terminated, other than because of death, he also has the right to exercise his accrued options within 30 days of such termination. Upon death, his estate or heirs have one year to exercise his accrued options.
The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company's shares on the date the option is granted. However, options granted to persons owning more than 10% of the voting shares of the Company may not have a term in excess of five years and the option price per share may not be less than 110% of the fair market value on the date the option is granted.

        If the aggregate fair market value of the shares of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as exercised under the Plan and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by taking options into account in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Plan.

Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plan are protected by anti-dilution provisions increasing the numbers of shares issuable thereunder and reducing the exercise price of such options, under certain conditions. The Plan expires on October 9, 2005. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. At the Company's annual meeting in the second quarter of fiscal 1997 the Company's shareholders approved an additional 500,000 shares of common stock to be issued under the Plan for a total of 1,500,000 shares of common stock in the plan.

As of July 31, 1997, options to acquire 966,000 shares of the Company's Common Stock at exercise prices of $.475 to $8.12 per share have been granted under the Plan to 13 employees and three directors of the Company. As of July 31, 1997 298,400 options have been exercised and 667,600 options are outstanding, with 144,600 options presently exercisable.

                  AMENDMENT TO INCENTIVE STOCK OPTION PLAN
                         TO INCREASE AVAILABLE SHARES
     The Board of Directors is submitting for stockholder approval an increase of 500,000 shares in the authorized number of shares in the incentive stock option plan ("the Plan) from 1,500,000 shares to

2,000,000 shares. Stockholders have approved three increases in the Plan, one for 150,000 on January 20, 1993, one for 700,000 shares on January 19, 1994 and one for 500,000 shares on January 15, 1997, respectively. The purpose of the Plan is to advance the interests of the Company and its Stockholders by provid-ing employees of the Company with a larger personal and financial interest in the success of the Company through the grant of stock options. The Board of Directors believes that the increase in the Plan of 500,000 shares from 1,500,000 shares to 2,000,000 shares will benefit the Company and its Stock-holders and, thus recommends the approval of the increase in the Plan.

	As of July 31, 1997 options to acquire 966,000 shares of the Company's common stock at exercise prices of $.475 to 8.12 per share have been granted under the plan. As of July 31, 1997 298,400 options have been exercised and 667,600 options outstanding, with 144,600 options presently exercisable. The Company feels that as the Company continues to grow, additional stock options will be required to attract and retain qualified personnel. On September 24, 1997 all members of the Company's Board of Directors approved to amend the Plan to increase the number of shares of the Company's Common Stock available thereunder from 1,500,000 shares to 2,000,000 shares.

                               OTHER STOCK OPTIONS

On October 6, 1995 the Company granted 35,000 nonqualified stock options at $1.25 per share which expire October 6, 2000, as part of a termination agree-ment with a former employee. These options are currently exercisable. During fiscal 1996 the Company granted 35,000 options to two service firms as partial payment for financial, legal and consulting services. The options are exercisable at 20,000 options at $.91 and 15,000 options at $.75 and expire at various dates through February, 2001. These options are currently exercisable. These stock options have been registered under the Securities Act of 1933 on form S-8. During fiscal 1997 the Company granted 140,000 options to two service firms as partial payment for financial, legal and consulting services. The options are exercisable at 20,000 options at $1.00, 20,000 options at $1.25, 20,000 options at $1.75, 40,000 options at $3.00 and 40,000 options at $4.00 and expire at various dates through February 2001.

                       401(k) SAVINGS AND RETIREMENT PLAN

Vertex maintains a 401(k) savings plan (the "401(k) Plan") for the benefit of all employees age 18 or over who have worked for at least six months and who are not covered by a collective bargaining agreement. The 401(k) Plan is qualified under Section 401(a) of the Code and is intended to qualify under
Section 401(k) of the Code.

Under the current terms of the 401(k) Plan, employees may elect to defer from Federal income tax from 1% to 17% of their annual compensation, not to exceed Internal Revenue Code limits and have it contributed to the 401(k) Plan on their behalf. In addition, Vertex makes a contribution of up to 3% of a contributing employee's salary. The salary deferrals are fully vested, while the Company's contributions vest 20% upon the completion of the second year of service with the Company or its subsidiaries, 20% upon completion of the third year of service, 20% upon the completion of the fourth year of service, 20% upon the completion of the fifth year of service and the remaining 20% upon the completion of the sixth year of service or,if earlier, upon the death, disability or retirement of the participant. Benefits under the 401(k) Plan are generally distributed in a lump sum following the participant's retirement, death, disability or termination of employment, or in a case of hardship, prior to the termination of the participant's employment.

The assets accumulated by the 401(k) Plan are held in a trust, the trustees of which are Messrs. Maloy and Byer, who are officers and directors of the Company. Under the terms of the 401(k) Plan, Vertex has agreed to indemnify the trustees to the fullest extent permitted by law against any liability whatsoever for any action taken or omitted by them in good faith in connection with the 401(k) Plan unless it results from their own willful misconduct.

The charge against income for matching contributions for fiscal
1997, 1996 and 1995 were $5,787, $14,865, and $5,342, respectively.

                       OWNERSHIP OF EQUITY SECURITIES OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company's Common Stock owned on December 3, 1997 by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of
Directors, Officers and               Shares Owned               (1) (2)
5% Shareholders                          Number                  Percent

James Q. Maloy                         1,202,208                   23.4
23 Carol Street
Clifton, New Jersey

Ronald C. Byer                           448,422                    8.7
23 Carol Street
Clifton, New Jersey

All officers and director              1,700,630                   33.2
 as a group (6 persons)

(1)	Does not give effect to the issuance of up to 1,500,000 shares of
        Common Stock reserved for issuance under the Company's incentive stock option plan and,522,000 shares under non-qualified stock options.

(2)	Gives effect to a 2 for 1 stock split effective April 19, 1993

(3)     Includes 8,000 shares of Common Stock owned by Dr. Dorros,
        40,000 shares of common stock owned by Mr. Powch and 2,000 shares of common stock owned by Dr. Highleyman's pension plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	On May 23, 1996, the Company entered into a contingent and conditional Memorandum of Agreement (the "Memorandum"), as amended by letters of July 15, 1996 and Board Resolution of September 25, 1996, with Netweave Corp. ("NetWeave"), pursuant to which the parties could enter into a business combination, proposed generally as an exchange of all of Netweave's stock for a portion of the Company's common stock and warrants to purchase the Company's common stock. The proposed business combination was subject to fulfillment of certain conditions set forth in the Memorandum relating principally to the achievement of specific business goals and objectives by Netweave Corp. NetWeave did not attain the necessary financial ratios and operating results required within the Memorandum for the Company to acquire NetWeave. In connection with the planned transaction the Company advanced NetWeave $100,000 for working capital purposes and received a promissory note. The note bears interest at 6%. In July 1996 the Company entered into a factoring agreement with NetWeave whereby the Company would factor certain accounts receivable of NetWeave. NetWeave has defaulted on the $100,000 note and no interest has been paid. NetWeave has defaulted on the factored receivables which have a balance of $81,369 as of July 31, 1997. The Company is in the process of restructuring the repayment of the note and the factored receivables amounts from NetWeave.

	On February 17, 1997 the Company entered into a License
Agreement with NetWeave Corporation to develop, market, sell and support the NetWeave product worldwide. The Company will pay NetWeave a royalty on the initial licenses sold and on annual license fees paid by the customer for maintenance and support of the NetWeave product.
Under terms of the License Agreement, NetWeave Corporation assigns its existing customer base to the Company along with the existing sales representative agreements in the U.S. and the master distributor agreement with SX Consultancy for Europe and Asia. SX Consultancy is a European software distributor and developer of custom software based in the UK with ties to distributors in Asia. The Company is closing the current NetWeave Corporation facility in Philadelphia, Pennsylvania and is consolidated the operations of the NetWeave License Agreement into the Company's Clifton, New Jersey location. The License Agreement replaces the conditional acquisition agreement which the Company announced in May, 1996. The Sombers Group, Inc. custom software portion of the original agreement remains part of NetWeave Corporation. For the year ended
July 31, 1997, the NetWeave License Agreement generated revenues of $105,000. For the year ended July 31, 1997 the Company paid NetWeave Corporation $20,000 in royalty payments.

	Dr. Wilbur H. Highleyman, Chairman of Netweave Corp., has been a director of Vertex since 1985 and presently owns 25.5% of Netweave Corp. Ronald C. Byer, Jr., the President of Netweave Corp., is the son of Ronald C. Byer, the President of the Company. Ronald C. Byer, Jr., presently owns 2.1% of Netweave Corp.

                          RATIFICATION OF APPOINTMENT OF
                          INDEPENDENT PUBLIC ACCOUNTANTS

The independent accountants for the Company for the fiscal year ended July 31, 1997 were Arthur Andersen LLP. The Company's Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended July 31, 1998. Accordingly, the Board of Directors recommends that the stockholders ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended July 31, 1998.

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire and to respond to appropriate questions.

                                OTHER MATTERS

The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. Solicitation will be made by mail. Such costs are estimated to be less than
$30,000.   Some personal solicitation may be made by directors,
officers and employees without special compensation, other than reimbursement for expenses.

Proposals which stockholders wish to include in the Company's proxy materials relating to the 1999 Annual Meeting of Stockholders must be received by the Company no later than September 21, 1998.

It is important that proxies be returned promptly. Stockholders are urged to sign and date the enclosed proxy and return it promptly in the accompanying envelope.

                          By order of the Board of Directors,


                          s/ Barbara H. Martorano
                          Barbara H. Martorano
                          Secretary


Clifton, New Jersey
December  5, 1997